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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE                   Contact:     James F. Dore
                                                     Executive Vice President
                                                     and Chief Financial Officer
                                                     (732) 906-6708


                        PXRE Completes Reorganization to
                         Become a Bermuda-Based Company


Edison, New Jersey and Hamilton, Bermuda (October 6, 1999) -- PXRE (NYSE: PXT) today announced the completion of the merger of PXRE Merger Corp. with and into PXRE Corporation, as a result of which PXRE Group Ltd., a new Bermuda-based holding company, became the parent holding company of PXRE Corporation. PXRE Group Ltd. will carry on the current holding company functions of PXRE Corporation.

          Pursuant to the merger agreement, each outstanding share of common stock of PXRE Corporation has been automatically converted into one PXRE Group Ltd. common share. No exchange of share certificates is necessary. Gain will be recognized by stockholders for federal income tax purposes on the conversion of PXRE Corporation common stock into PXRE Group Ltd. common shares.

          Statements in this release that are not strictly historical are forward-looking and are based upon current expectations which may differ materially from actual results. These forward-looking statements, identified by words such as "intend," "believe," or "expect," or variations of such words or similar expressions, involve risks and uncertainties, including, but not limited to, the frequency and severity of catastrophic events, a change in the demand for, pricing of or supply of reinsurance, increased competitive pressures, execution risks with respect to PXRE's diversification initiatives, fluctuations in interest rates and in securities markets, changes in tax laws, general economic conditions, and the other factors set forth in PXRE's SEC filings.

          PXRE -- with operations in the United States, the United Kingdom, and Europe -- provides reinsurance products and services to a worldwide market place. The Company primarily emphasizes commercial and personal property and casualty reinsurance risks, and it offers both broker-based and direct-writing distribution capabilities. PXRE also provides property insurance products and services. The Company's shares trade on the New York Stock Exchange under the symbol PXT. To request other printed investor material from PXRE, or additional copies of this news release, please call (732) 906-6785, send e-mail to Investor_Relations@pxre.com, or visit www.pxre.com.